Exhibit “A”

Placement Agent Agreement

THIS AGREEMENT is made of the April 14th, 2004.

BETWEEN

Diatect International, Inc.

875 S. Industrial Parkway

Heber City, UT 84032

USA

represented by President Jay W. Downs, duly empowered to enter into this Agreement

AND

General Research GmbH

Lenbachplatz 1

D-80333 München, Germany

represented by Dr. Georg Hochwimmer, duly empowered to enter into this Agreement

This agreement (the "Agreement") shall confirm the engagement of General Research GmbH (the “Placement Agent”) by Diatect International, Inc. (the "Company"), as the Company's non-exclusive financial advisor and placement agent in connection with the guaranteed private placement of the Units (as defined below) during the term of Placement Agent’s engagement (the "Transaction").  Placement Agent understands that the Company currently contemplates the Transaction to be a private placement of equity securities of the Company (the "Units") made pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable securities laws of any state or other jurisdiction.

1.

Retention.

(a)

Subject to the terms and conditions of this Agreement, the Company hereby appoints Placement Agent to act as its placement agent during the Authorization Period (as hereinafter defined).  Placement Agent hereby accepts such appointment and agrees, subject to the terms and conditions of this Agreement, to complete the placement of up to $1,610,000 of the units during the authorization period.  As used in this Agreement, the term “Units” is defined as a unit consisting of one share of common stock (restricted under Regulation S) and one stock purchase warrant exercisable at $0.30 per share and one half stock purchase warrant exercisable at $0.40 per share. The warrants will be exercisable within 3 years after closing of the financing according to this agreement.  The first 4,000,000 Units will be sold at a price of $0.14 per Unit. The second 7,000,000 Units will be sold at a price of $0.15 per Unit. All Units sold will be done so pursuant to the Private Placement Memorandum, which will be provided by the Company.

(b)

The Company and the Placement Agent understand and agree that, in soliciting offers to purchase Units from the Company pursuant to this Agreement and in assuming its other obligations hereunder, Placement Agent is acting as agent for the Company and not as principal, and that Placement Agent's responsibility in respect of its engagement hereunder is limited to placing the Units, with no understanding, expressed or implied, on Placement Agent's part of a commitment to underwrite, purchase or place any of the Units or any other securities of the Company.  Unless the separate efforts are unsuccessful for the guaranteed private placement.

(c)

Placement Agent agrees that it may not bind or obligate the Company to sell the Units or otherwise enter into any agreement on behalf of the Company.  The Company is not obligated or required to accept any offer to purchase Units by any prospective investor identified by Placement Agent, and the Company may refuse in its sole discretion to sell any Units to such prospective investor without any liability to Placement Agent.  If the Company should fail to deliver Units to a purchaser whose offer the Company has accepted by execution of a subscription agreement in respect thereof, the Company (i) shall hold Placement Agent harmless against loss, claim or damage arising from or as a result of such failure by the Company and (ii) shall pay to Placement Agent any fee to which Placement Agent would be entitled hereunder in connection with such sale as if such sale had been consummated.

(d)

During the Authorization Period, the Company shall be authorized to utilize the services of other placement agents.

(e)

It is understood that Placement Agent is being engaged hereunder solely to provide the services described in this Agreement to the Company as an independent contractor and that Placement Agent is not acting as an agent or fiduciary of, and shall have no duties or liabilities to, the equity holders of the Company or any third party in connection with its engagement hereunder.

2.

Authorization Period.  Placement Agent's engagement hereunder shall become effective on the date hereof and shall continue until the earlier of (i) the final closing date of the Transaction and (ii) the date either party to this Agreement terminates the engagement according to the terms of the next sentence (such date, the “Termination Date”; the period from the date hereof through the Termination Date being hereinafter referred to as the "Authorization Period").  This Agreement may be terminated by Diatect International Inc. upon 30 days written notice to the agent. It is planned that the first 4,000,000 units will be sold within 30 days, another 3,500,000 units will be sold within 60 days and the remaining 3,500,000 units will be sold within 90 days after the placement memorandum is available.  The reasonable causes and extension to these date may be granted by Diatect International Inc.

3.

Offering Documents.  In addition to the Private Placement Memorandum, the Company will prepare and provide to the Placement Agent such amendments or supplements thereto as the Company and its legal representatives may deem reasonably, to effectuate the offer and sale of the Units (the Private Placement Memorandum and any such amendments or supplements, are collectively referred to herein as the "Offering Materials").  The Company shall cooperate with Placement Agent and shall provide to Placement Agent such information, as Placement Agent reasonably believes necessary in connection with its assistance in the preparation of, or for inclusion in, the Offering Materials, and provide such other information, as Placement Agent reasonably believes appropriate to its engagement hereunder. The Company authorizes the Placement Agent to transmit the Offering Materials to potential purchasers of the Units, and shall furnish to Placement Agent copies of the Offering Materials in such quantities as Placement Agent may from time to time request.  The Company shall prepare forms of purchase agreements or subscription agreements containing terms and conditions customary for private placement transactions, to be entered into by the Company and each purchaser of Units, which forms shall be provided to the Placement Agent’s offerees only upon the review and approval of both the Company and Placement Agent.

4.

Compensation.

(a)

Fees.  As compensation for Placement Agent's services hereunder, the Company shall pay Placement Agent:  (i) A fee of Ten Percent (10%) of the Aggregate Consideration (as defined below) of the Transaction received or receivable by the Company at the consummation of the Transaction, plus a non-accountable expense allowance of up to 3% of the Aggregate Consideration, payable in cash by wire transfer in immediately available funds or by certified or official bank check promptly on the closing date on which such Aggregate Consideration is paid to the Company.  For purposes of calculating Placement Agent’s fees, “Aggregate Consideration” shall consist of the payments made to, and actually received by the Company from the sale of Units to investors placed by the Placement Agent (the “Agent’s Investors”).  The Placement Agent acknowledges that investor funds may be placed in escrow pending the satisfaction of all closing conditions and the acceptance of the subscription documents by the Company, and that such escrowed funds shall not be deemed to constitute Aggregate Consideration until (and if) such funds are released to the Company.  In addition, Aggregate Consideration shall not include amounts paid by any of the Agent’s Investors upon the exercise of any of the Warrants sold to the Agent’s Investors as part of the Units or otherwise.

(b)

Warrants.  On each closing date of the sale of Units, the Company shall issue to Placement Agent warrants (the "Placement Agent Warrants") to purchase shares of common stock of the Company in an amount equal to 10% of the number of Units sold by the Company to the Agent’s Investors.  The Placement Agent Warrants shall be issued at the closing of the Transaction and shall expire three (3) years after issuance.  The Placement Agent Warrants shall be exercisable at a per share price of $0.25 and shall have the same registration rights as the Warrants sold to the Agent’s Investors in the Transaction.

5.

Representations, Warranties and Covenants of the Company.  The Company represents and warrants to, and covenants with, Placement Agent as follows:

(a)

During the Authorization Period, the Company shall not use, disseminate, publish, distribute or refer to any materials in connection with any offering of the Units, including without limitation, any Offering Materials, unless such materials are also provided to the Placement Agent.

(b)

The Company has not taken, and will not take, any action, directly or indirectly, so as to cause any of the transactions contemplated by this Agreement to fail to be entitled to exemption from registration under all applicable securities laws.  The Company shall ensure that neither it, nor any of its affiliates, nor any person (other than the Placement Agent who agrees to comply with this requirement) acting on behalf of the Company or any such affiliates, has engaged or will engage in any general advertising or general solicitation (as those terms are used in Regulation S under the Securities Act of 1933) with respect to the Units.

(c)

The Company shall, from time to time, take such action as Placement Agent may reasonably request to qualify the Units for offering and sale as a private placement under the securities laws of such states or other jurisdictions as Placement Agent may reasonably request and to comply with such laws so as to permit such offers and sales.

(d)

The Company shall make available to Placement Agent, at the Company's expense, all financial statements, projections, appraisals, surveys and other information prepared by the Company in connection with the Transaction for use in the offering.  The Company shall, upon reasonable request, cause its directors, officers, personnel, counsel, accountants, and other representatives to meet with Placement Agent or its representatives to discuss all information relevant for disclosure in any Offering Materials.  The Company shall cooperate in any reasonable investigation requested by Placement Agent or its representatives or counsel (including the production of information at the Company's offices or copies of such information at the offices of Placement Agent) for the purpose of examining the accuracy and completeness of the statements contained in the Offering Materials.

(e)

To the best of the Company’s knowledge, the Offering Materials as of the date thereof and as of the closing date of each sale of Units, are and will be true, complete and correct in all material respects and do not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company shall advise Placement Agent immediately of the occurrence of any event or other change which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and shall furnish to Placement Agent copies of amended or supplemented Offering Materials that correct such statement or omission in such quantities as Placement Agent may from time to time request upon being so advised.

(f)

With respect to any financial or other projections included or to be included in the Offering Materials, the Company represents and warrants that they have been, or will be, prepared in good faith on the basis of reasonable assumptions.  The Company recognizes and confirms that Placement Agent: (i) will be using and relying primarily on the information in the Offering Materials and information available from generally recognized public sources in performing the services contemplated hereunder, without having independently verified the accuracy or completeness thereof, (ii) does not assume responsibility for the accuracy or completeness of the Offering Materials or such other information, and (iii) will not make any appraisal of any assets owned or used by the Company.

(g)

(i) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all consents, authorizations, approvals and orders required in connection with the execution, delivery and performance hereof have been obtained; (ii) this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity; and (iii) the execution, delivery and performance of this Agreement will not conflict with, result in a breach of any of the terms or provisions of, or constitute a violation or a default under, the Company’s charter, by-laws or comparable documents or under any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound.

(h)

For a period of two years after the Termination Date, the Company shall furnish to Placement Agent or shall cause to be furnished to Placement Agent (i) copies of the Company's annual reports, quarterly reports and other financial reports at the earliest time that such reports are distributed by the Company to the Agent’s Investors, and (ii) copies of any filings made with the Securities and Exchange Commission or any exchange or inter-dealer quotation system or other market on which any class of the Company's securities may be or become listed or quoted in the future.

6.

Representations and Covenants of Placement Agent:  Placement Agent represents and warrants to, and covenants with, the Company as follows:

(a)

None of Placement Agent, its affiliates or any persons acting on the behalf of Placement Agent or any such affiliates has engaged in or will engage in any general solicitation or general advertising (as those terms are used in Regulation S under the Securities Act) with respect to the Units.

(b)

Placement Agent will conduct the offering and sale of the Units (i) in a manner consistent with the Private Placement Memorandum and (ii) so that the Units are sold in a transaction or series of transactions exempt from registration under the Securities Act.

(c)

The Offering Materials will be sent only to persons that Placement Agent reasonably believes are "accredited investors" (as defined under Rule 501(a) of the Securities Act).

(d)

Placement Agent will not make any representation or warranty as to the Units or the Company except those expressly stated in the Offering Materials.

7.

Indemnification.  The Company and Placement Agent hereby agree to the indemnification and other provisions attached hereto as Schedule A, the provisions of which are incorporated herein by reference.

8.

Survival of Certain Provisions.  The Company's obligation to pay Placement Agent any compensation earned pursuant to Section 4 hereto, and the indemnification and other provisions attached as Schedule A, shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction referred to in this Agreement, (ii) any investigation made by or on behalf of Placement Agent and (iii) any termination or the completion or expiration of this Agreement or Placement Agent's engagement hereunder.

9.

Notices.  Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its principal office at Diatect International, Inc., 875 S. Industrial Parkway, Heber City, UT 84032, Attention: Jay W. Downs, President, and (b) if to Placement Agent, at the headquarters office at: General Research GmbH, Lenbachplatz 1, D-80333 München, Germany Attention: Dr. Georg Hochwimmer, fax: +49 89 5502578

10.

Future Advertisements.  The Company agrees that Placement Agent has the right to place advertisements describing its services to the Company under this Agreement in financial and other newspapers and journals at its own expense following the date on which the Transaction closes.  Notwithstanding the foregoing, the Placement Agent shall provide the Company with a copy of any such advertisement no less than three business days before the public release of the advertisement.

11.

Non-Disclosure of Confidential Information.  The Placement Agent acknowledges that it is the policy of the Company to maintain as confidential all valuable information heretofore or hereafter acquired, developed or used by the Company in relation to its business, operations, employees and customers which may give the Company a competitive advantage in its industry, including the information set forth in the Private Placement Memorandum of the Company (all such information is hereinafter referred to as “Confidential Information”).  The parties recognize that, by reason of its access to the Private Placement Memorandum and other information about the Company, the Placement Agent may acquire Confidential Information.  The Placement Agent recognizes that all such Confidential Information is the property of the Company.  In consideration of the Company entering into this Agreement, the Placement Agent agrees that it shall never, directly or indirectly, intentionally or unintentionally, publicly disseminate or otherwise disclose any Confidential Information obtained during its engagement by the Company without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential (through no fault of the Placement Agent), it being understood that the obligation created by this subparagraph shall survive the termination of this Agreement.

12.

Miscellaneous.

(a)

This Agreement sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended, modified or waived in writing and signed by each party to be bound thereby, and shall be governed by the laws of the State’s of California , and Utah or Germany applicable to agreements made and to be performed entirely within such state.  Each party hereto hereby irrevocably submits for purposes of any action arising from this Agreement brought by the other party hereto to the jurisdiction of the courts of California, Utah  or Germany.

(b)

The Company (for itself, anyone claiming through it or in its name, and on behalf of its equity holders) and Placement Agent each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the transactions contemplated hereby.

(c)

This Agreement may not be assigned by either party without the prior written consent of the other party.

(d)

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Placement Agent the enclosed duplicate copy of this Agreement.

Very truly yours,

General Research GmbH

By_________________________

Name: Dr. Georg Hochwimmer

 Title:  Geschäftsführer

Accepted and agreed to as of

the date first written above

Diatect International, Inc.

By:_________________________

Name: Jay W. Downs

Title: President